Exhibit 99.1

5835 Peachtree Corners East,SuiteD
Norcross, GA 30092

Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Second Quarter 2011 Results

Key Highlights:

•         Submission of answer to final FDA question for LuViva™ Advanced Cervical Scan expected before month’s end

•         Signed preliminary agreement with Konica Minolta for Asian distribution of LuViva

•         Received initial orders for LuViva demonstration and clinical trial units for international markets

•         Initiated Barrett’s esophagus human clinical feasibility study

Norcross, GA (August 15, 2011) -- Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced its operating results for the second quarter ended June 30, 2011.

Service revenue for the second quarter of 2011 was $913,000, compared $805,000 in the second quarter of 2010. Service revenue for the first six months of 2011 was $1.7 million compared to $1.6 million for the first six months of 2010. The increase in revenue is from contracts relating to the Company’s Barrett’s esophagus technology and Biofield co-development agreements.

The net loss available to common stockholders for the second quarter of 2011 was $496,000, or $0.01 per share, compared to a net loss available to common stockholders of $559,000, or $0.02 per share, in the comparable quarter of 2010. The net loss available to common stockholders for the first six months of 2011 was $1.2 million, or $0.03 per share, compared to a net loss available to common stockholders of $3.6 million, or $0.13 per share, in the comparable period of 2010. The net loss reported for the six months ended June 30, 2010 included $1.7 million non-cash interest on debt and preferred stock dividends, both of which were converted to common stock.

Cash on hand at June 30, 2011 was approximately $2.3 million as compared to $2.3 million at March 31, 2011 and $3.2 million at December 31, 2010 and included the receipt of $750,000 from Konica Minolta Opto to extend the licensing agreement for the Barrett’s esophagus detection product for one year. For the remainder of the year, the company anticipates receiving approximately $500,000 for the co-development of the Barrett’s esophagus detection product and awarded federal grants.

“We have been working with the FDA and our outside advisors to finalize the responses to questions regarding the LuViva premarket approval application, and we expect to submit the response to their remaining outstanding question before the end of August,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “As we work through the FDA process in the U.S., we also have made progress towards the international launch. We have received orders for demonstration and clinical units to be delivered to Asia and Europe. We also made progress getting our technology under review by the National Health Service in the U.K.”

“As we announced last week, we have strengthened our relationship with Konica Minolta Opto to include distribution of the LuViva cervical product in Asian markets. This relationship, and their sponsorship of a screening trial, will allow us to pursue cervical cancer screening claims much earlier than we had originally planned. We are also pleased that our Barrett’s esophagus technology, which we are co-developing with Konica Minolta, has entered initial human clinical trials and expect to report initial results as early as year’s end.”

Dr. Faupel concluded, “Looking ahead, we continue to take in cash from partners and grants, but plan on seeking additional capital later this year to cover expenses related to production and to support our anticipated LuViva product launch next year.”

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Tuesday, August 16, 2011, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call is also available by dialing (888) 516-2443 or for international callers (719) 325-2255.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until August 23, 2011 by dialing (877) 870-5176 or (858) 384-5517, and using pin number 6714635.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo, and "Early detection, better outcomes" are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED June 30, 2011 AND 2010

(In Thousands, Except Per Share Data)

Three Months Ended Six Months Ended

June 30 June 30

In Thousands except per share data	2011	2010	2011	2010
Revenue	913	805	1,680	1,626

Expenses
Research & Development	619	490	1,315	897
Sales and Marketing	71	44	120	78
Selling, General & Administration	708	802	1,470	1,279
Total Operating Expense	1,398	1,336	2,905	2,254

Operating Loss	(485)	(531)	(1,225)	(628)

Interest & Other Income (expense)	(11)	(28)	3	(1,303)
Net Loss	(496)	(559)	(1,222)	(1931)
Preferred Stock Dividends	-	-	-	(1,700)
Net Loss Attributable to Common Stockholders	(496)	(559)	(1,222)	(1,931)

Basic and Diluted Net Loss per Share	$ (0.01)	$ (0.02)	$ (0.03)	$ (0.13)

Basic and Diluted Weighted Average Shares Outstanding	48,464	32,520	48,159	26,969

 Selected Balance Sheet Data (Unaudited)

	June 30, 2011	December 31, 2010
Cash & Cash Equivalents	2,343	3,268
Working Capital	(377)	612
Total Assets	3,318	3,919
Accumulated Deficit	(79,667)	(78,445)
Stockholders’ Equity	410	1,117

###END###